Exhibit 99.1

For Immediate Release:	Douglas R. Jamieson Chief Executive Officer (203) 629 9595 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC.

Reports Second Quarter Results

-	Book Value per share ended the quarter at $40.30 per share vs $42.21 at June 30, 2021

-	AUM: $1.80 billion at June 30, 2022 compared to $1.78 billion at December 31, 2021 and $1.61 billion at June 30, 2021

-	Net AUM inflows were $81 million for the quarter

Greenwich, CT, August 3, 2022 – Associated Capital Group, Inc. (“AC” or the “Company”), a diversified financial services company, today reported its financial results for the second quarter ended June 30, 2022.

Financial Highlights - GAAP Basis

($ in 000's except AUM and per share data)

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
AUM - end of period (in millions)	$1,802	$1,611	$1,802	$1,611
AUM - average (in millions)	1,851	1,570	1,826	1,496

Revenues	2,546	2,489	5,128	4,814
Operating loss	(2,211)	(10,411)	(5,517)	(16,776)
Investment and other non-operating income/(loss), net	(35,917)	48,615	(50,964)	79,297
Income/(loss) before income taxes	(38,128)	38,204	(56,481)	62,521
Net income/(loss) to shareholders:
Net income/(loss)	(29,887)	29,716	(46,073)	48,271
Net income/(loss) per share-diluted	$(1.36)	$1.34	$(2.09)	$2.18

Class A shares outstanding (thousands)	3,052	3,138	3,052	3,138
Class B shares outstanding (thousands)	18,963	18,963	18,963	18,963
Shares outstanding at June 30 (thousands)	22,015	22,101	22,015	22,101
Book value per share at June 30	$40.30	$42.21	$40.30	$42.21

Second Quarter Financial Data

-

Assets under management ended the quarter at $1.80 billion compared to $1.84 billion at March 31, 2022, $1.78 billion at December 31, 2021 and $1.61 billion at June 30, 2021. The change in AUM for the 2nd quarter 2022 is driven by net investor inflows of $81 million, offset by market depreciation of $66 million and the impact of currency fluctuations of non-US dollar classes of investment funds of $52 million.

-	At June 30, 2022, book value was $40.30 per share versus $42.21 per share at June 30, 2021.

-	This year over year change was broadly the result of continued market volatility in Q2 2022 driven by rising interest rates, geo-political factors, and accelerating inflation, which led to the S&P 500 dropping 16.5% in the second quarter of 2022 as compared to an increase of 8.6% in the second quarter of 2021.

Second Quarter Results

Second quarter revenues of $2.5 million were 2.3% higher than the revenues for the second quarter of 2021, largely due to higher AUM. Total operating expenses, excluding management fee, were $4.8 million in the second quarter 2022 compared to $8.6 million in the comparable 2021 period primarily driven by lower variable performance-based compensation expense and lower stock based compensation expense. Stock based compensation expense was lower due to a decline in AC's stock price in Q2 2022 compared to Q2 2021.

Net investment and other non-operating loss was $35.9 million for the second quarter, a swing of $84.5 million from the $48.6 million income generated in the second quarter of 2021. The primary drivers included a $39.2 million decrease related to our holdings of public investments as well as a slippage of approximately 2%, or $16.5 million, primarily related to our investments in various partnerships.

Reflecting market losses in our investment portfolio, no management fee expense was booked in Q2 2022 vs. management fee expense of $4.3 million in the second quarter of 2021.

Our provision for income taxes was a benefit of $8.0 million for the quarter compared to expense of $9.0 million in the comparable period of 2021. Our effective tax rate for the quarter ended June 30, 2022 was 21.1% compared to 23.6% for the quarter ended June 30, 2021.

Assets Under Management (AUM)

Assets under management at June 30, 2022 reached $1.80 billion, up $21 million from year-end 2021 due to net inflows of $157 million, partially offset by market depreciation of $64 million and the impact of currency fluctuations of non-US dollar classes of investment funds of $72 million.

	June 30,	March 31,	December 31,	June 30,
	2022	2022	2021	2021
($ in millions)
Merger Arbitrage	$1,591	$1,606	$1,542	$1,364
Event-Driven Value(a)	174	191	195	201
Other	37	42	44	46
Total AUM	$1,802	$1,839	$1,781	$1,611

(a) Assets under management represent the assets invested in this strategy that are attributable to Associated Capital Group, Inc.

Alternative Investment Management

The alternative investment strategies focus on the merger arbitrage strategy which has an absolute return focus of generating returns in excess of short term Treasury Bills, as well as strategies using fundamental, active, event-driven and special situations factors.

Merger Arbitrage

For the second quarter 2022, merger arbitrage generated gross returns of -3.05% (-3.18% net of fees). A summary of our performance is as follows:

							Since
Performance(a)	2Q '22	YTD '22	2021	2020	2019	5 Year(b)	Inception(b)(c)
Merger Arb
Gross	-3.05	-2.24	10.81	9.45	8.55	6.37	10.16
Net	-3.18	-2.73	7.78	6.70	5.98	4.15	7.18

(a) All performance is net of fees and expenses, unless otherwise noted. Performance shown for actual fund in this strategy. Other fund performance in this strategy may vary. Past performance is no guarantee of future results.

(b) Represents annualized returns through June 30, 2022

(c) Inception Date: Merger Arb - Feb-85

June 2022 capped a volatile second quarter and first half for markets, as investors grappled with inflation, the war in Ukraine, uncertainty over the Fed's path forward, and debate over a recession. The S&P 500 declined 20% in the first half, while bonds sold off between 14%-16% in the period. Performance in June was driven by merger spreads widening resulting from market volatility spillover and the Federal Reserve hiking interest rates by 1.5%, with another 0.75% hike that was priced in for July 2022. It is important to note that merger arbitrage returns benefit from higher interest rates, because deal spreads widen to compensate arbitrageurs for the time value of money.

M&A activity has remained vibrant as the second quarter of 2022 marked the eighth consecutive quarter that M&A activity exceeded $1 trillion. Excluding SPAC mergers, M&A activity totaled $2.1 trillion in the first half of 2022, a decline of 14% from the record setting $2.5 trillion in the first half of 2021. The Technology sector was the most active for M&A, accounting for a record 25% of deal-making in the first half, or $530 billion, while Industrials and Financials each accounted for 12%. Private Equity remained highly acquisitive, announcing $553 billion in deals, accounting for a record 26% of all deals in the first half.

The Merger Arbitrage strategy is offered domestically through partnerships as well as to institutional investors. Internationally, the strategy is offered through a number of vehicles, including EU regulated UCITS structures and the London Stock Exchange listed investment company, Gabelli Merger Plus + Trust Plc (GMP-LN).

Shareholder Dividends, Buybacks and Charitable Contributions

On May 4, 2022, the Board of Directors declared a semi-annual dividend of $0.10 per share which was paid on June 29, 2022 to shareholders of record on June 15, 2022.

During the second quarter, AC repurchased 35,292 Class A shares, for $1.3 million, at an average price of $37.32 per share.

Since our spin-off from GBL on November 30, 2015, AC has returned $155.4 million to shareholders through share repurchases, and exchange offers, in addition to paying dividends of $29.9 million, including the $4.4 million tax-free distribution of Morgan Group Holdings (MGHL) on August 5, 2020.

AC seeks to be a good corporate citizen in our community through the way we conduct our business activities, as well as by other measures such as serving our community and sponsoring local organizations. Since November 2015, our shareholder designated charitable contribution ("SDCC") program has resulted in nearly $31 million in donations to over 160 501(c)(3) organizations across the United States.

At June 30, 2022, there were 3.1 million Class A shares and 19.0 million Class B shares outstanding.

About Associated Capital Group, Inc.

Associated Capital Group, Inc. (NYSE:AC), based in Greenwich, Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.). The proprietary capital is earmarked for our direct investment business that invests in new and existing businesses. The direct investment business long term plan has three core pillars; Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor; the SPAC business (Gabelli special purpose acquisition vehicles), launched in April 2018; and, Gabelli Principal Strategies Group, LLC (“GPS”), created to pursue strategic operating initiatives.

Operating Loss Before Management Fee

Operating loss before management fee expense represents a non-GAAP financial measure used by management to evaluate its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.

	Year-to-date
($ in 000's)	2022	2021

Operating loss - GAAP	$(5,517)	$(16,776)

Add: management fee expense	-	6,983

Operating loss before management fee - Non-GAAP	$(5,517)	$(9,793)

Table I

ASSOCIATED CAPITAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Amounts in thousands)

	June 30,	December 31,	June 30,
	2022	2021	2021
ASSETS

Cash, cash equivalents and US Treasury Bills (a)	$369,237	$380,044	$344,264
Investments in securities and partnerships (a)	468,335	501,706	555,479
Investment in GAMCO stock (b)	50,526	60,389	63,159
Receivable from brokers (a)	22,184	42,478	38,310
Income taxes receivable, including deferred tax assets, net	8,179	-	-
Other receivables (a)	1,426	18,409	10,256
Other assets (a)	24,708	25,201	21,407
Investments in marketable securities held in trust (a)	175,420	175,109	175,076
Total assets	$1,120,015	$1,203,336	$1,207,951

LIABILITIES AND EQUITY

Payable to brokers (a)	$12,107	$9,339	$12,234
Income taxes payable, including deferred tax liabilities, net	-	8,575	14,370
Compensation payable	5,941	19,730	17,018
Securities sold short, not yet purchased (a)	3,569	12,905	16,466
Accrued expenses and other liabilities (a)	2,181	3,580	5,196
Deferred underwriting fee payable (a)	6,125	6,125	6,125
PMV warrant liability (a)	908	5,280	7,508
Total liabilities	$30,831	$65,534	$78,917

Redeemable noncontrolling interests (a)	203,327	202,456	196,569

Total Associated Capital Group, Inc. equity	887,294	937,102	932,906
Noncontrolling interests	(1,437)	(1,756)	(441)
Total equity	885,857	935,346	932,465

Total liabilities and equity	$1,120,015	$1,203,336	$1,207,951

(a) Includes amounts related to consolidated variable interest entities ("VIEs") and voting interest entities ("VOEs"), refer to footnote D of the Condensed Consolidated Financial Statements included in the 10-Q report to be filed for the quarter ended June 30, 2022 for more details on the impact of consolidating these entities.

(b) 2,417,500, 2,417,500 and 2,516,275 shares, respectively.

Table II

ASSOCIATED CAPITAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021

Investment advisory and incentive fees	$2,451	$2,388	$4,937	$4,613
Other revenues	95	101	191	201
Total revenues	2,546	2,489	5,128	4,814

Compensation	3,007	5,023	6,940	8,891
Other operating expenses	1,750	3,557	3,705	5,716
Total expenses	4,757	8,580	10,645	14,607

Operating loss before management fee	(2,211)	(6,091)	(5,517)	(9,793)

Investment gain/(loss)	(37,803)	42,306	(53,413)	73,627
Interest and dividend income from GAMCO	120	5,127	273	5,181
Interest and dividend income, net	1,766	1,621	2,384	2,665
Shareholder-designated contribution	-	(439)	(208)	(2,176)
Investment and other non-operating income/(loss), net	(35,917)	48,615	(50,964)	79,297

Income/(loss) before management fee and income taxes	(38,128)	42,524	(56,481)	69,504
Management fee	-	4,320	-	6,983
Income/(loss) before income taxes	(38,128)	38,204	(56,481)	62,521
Income tax expense/(benefit)	(8,036)	9,020	(12,884)	14,610
Income/(loss) before noncontrolling interests	(30,092)	29,184	(43,597)	47,911
Income/(loss) attributable to noncontrolling interests	(205)	(532)	2,476	(360)
Net income/(loss) attributable to Associated Capital Group, Inc.	$(29,887)	$29,716	$(46,073)	$48,271

Net income/(loss) per share attributable to Associated Capital Group, Inc.:
Basic	$(1.36)	$1.34	$(2.09)	$2.18
Diluted	$(1.36)	$1.34	$(2.09)	$2.18

Weighted average shares outstanding:
Basic	22,036	22,118	22,045	22,169
Diluted	22,036	22,118	22,045	22,169

Actual shares outstanding - end of period	22,015	22,101	22,015	22,101

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.